Exhibit 23-a

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement (related to $8,000,000,000 of debt securities, warrants, preferred stock, depositary shares, purchase contracts and units and to securities registered and unissued under Registration Statement No. 333-27919) of Morgan Stanley, Dean Witter, Discover & Co. (the "Registrant") on Form S-3 of our reports dated January 23, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the fiscal year ended November 30, 1997 (which makes reference to the audit of Morgan Stanley Group Inc. at November 30, 1996 and for each of the two fiscal years in the period ended November 30, 1996 by other auditors); and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

New York, New York
February 25, 1998